Exhibit 23.2

Consent of BDO Seidman, LLP

Consent of Independent Certified Public Accountants

The Board of Directors

RELM Wireless Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-xxxxx) of RELM Wireless Corporation pertaining to the RELM Wireless Corporation 1997 Stock Option Plan (as amended June 23, 1998) of our report dated March 28, 2003, relating to the consolidated financial statements of RELM Wireless Corporation, which appears in the RELM Wireless Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO Seidman, LLP

Miami, Florida

January 29, 2004